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                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           ISIS PHARMACEUTICALS, INC.

          Isis Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          FIRST: The name of the Corporation is Isis Pharmaceuticals, Inc. (the "Corporation").

          SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is March 25, 1991.

          THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions at a meeting held on December 8, 2000 to amend Article V of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

                      The Corporation is authorized to issue two classes of
                shares designated respectively "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation has authority to issue is 115,000,000 shares, consisting of 100,000,000 shares of Common Stock, each having a par value of $.001, and 15,000,000 shares of Preferred Stock, each having a par value of $.001. The Preferred Stock may be issued in one or more series. The Board of Directors is authorized to fix the number of shares of any such series of Preferred Stock and to determine the designation of any such series (a "Preferred Stock Designation"), subject to (a) such stockholder approvals as may be provided for herein and (b) the number of shares of Preferred Stock authorized at that time by this Article V. Subject to such stockholder approvals as may be provided for herein, the Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or amendment originally fixing the number of shares of such series.

          FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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          IN WITNESS WHEREOF, Isis Pharmaceuticals, Inc. has caused this
Certificate of Amendment to be signed by its duly authorized officers this 9th day of April, 2001.


                                        By:  /s/ Stanley T. Crooke
                                             -----------------------------
                                             Stanley T. Crooke
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer

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